                                                                    EXHIBIT 99.1

[GULFTERRA LOGO]
                                                                            NEWS
                                                           For Immediate Release



                       GULFTERRA ENERGY PARTNERS REPORTS
                          SECOND QUARTER 2004 RESULTS

HOUSTON, TEXAS, AUGUST 2, 2004--GulfTerra Energy Partners, L.P. (NYSE:GTM) today reported second quarter 2004 net income of $47.4 million ($0.37 per unit) versus net income of $49.3 million ($0.50 per unit) in the second quarter of 2003. Performance cash flows (formerly referred to as EBITDA and defined in the Disclosure of Non-GAAP Financial Measures section below) for the quarter were $114.0 million, compared with $108.7 million reported for the second quarter of 2003. Included in the second quarter 2004 results were charges resulting from debt redemptions of $16.3 million ($0.23 per unit) and merger-related costs and other one-time items of $6.1 million ($0.08 per unit). Excluding these charges, net income would have been $69.8 million ($0.68 per unit) and performance cash flows for the period would have been $120.1 million.

For the six months ended June 30, 2004, net income was $103.0 million ($0.86 per unit) compared with $91.5 million ($0.93 per unit) reported for the first half of 2003. Performance cash flows for the six months ended June 30, 2004 were $224.3 million compared with $214.6 million reported for the same period in 2003. Included in the six month period ended June 30, 2004 were charges resulting from debt redemptions of $16.3 million ($0.23 per unit) and merger-related costs and other one-time items of $10.2 million ($0.14 per unit). Excluding these charges, net income for the six months ended June 30, 2004 would have been $129.5 million ($1.23 per unit) and performance cash flows for the period would have been $234.5 million.

The non-recurring charges resulted primarily from the payment of redemption premiums and the write-off of unamortized debt issuance costs for the early retirement of bond debt. These debt redemption activities are expected to result in interest savings and a lower cost of capital. The partnership also recorded charges related to its pending merger with Enterprise Products Partners L.P. (Enterprise) which include incremental legal, audit advisory and retention costs and other one-time items.

"GulfTerra generated another quarter of solid results which positions us to achieve the high end of our performance objectives for 2004," said Robert G. Phillips, chairman and chief executive officer of GulfTerra Energy Partners. "We had another successful quarter due to continued steady performance from our San Juan gathering and processing assets as well as significantly increased operating margins on our Texas Intrastate pipeline system. Also contributing to the results for the quarter were increased processing and transportation revenues from our Falcon Nest platform and natural gas pipeline, higher volumes on our HIOS System and increased throughput on our South Texas NGL assets due to improved processing economics."

Phillips continued, "During the quarter, we completed the installation of the Marco Polo oil and natural gas export pipelines, and we began receiving production from Anadarko on the Marco Polo platform in July. We expect production from the Marco Polo field to increase to approximately 50,000 barrels per day by early 2005 and receive additional production from the K2 and K2 North fields in the first half of 2005. Additionally in July, we received first production from Kerr-McGee and Devon's Red Hawk field through our recently-completed Phoenix natural gas pipeline system. Further, we recently announced an agreement to build another pipeline project in the deepwater Gulf of Mexico to provide oil and gas gathering services from Kerr-McGee's Constitution and Ticonderoga fields. First production from this project is scheduled for mid-2006 and is dedicated to the Cameron Highway Oil Pipeline System which is nearing completion and is scheduled to receive first production from BP, BHP and Unocal's oil discoveries in the Green Canyon area in the fourth quarter of 2004."

"Regarding our planned merger with Enterprise, we are pleased that our unit holders overwhelmingly approved the merger at our special unit holder meeting held on July 29, 2004. We are making good progress with the FTC and believe we are on track to complete the merger in the third quarter. We have also largely completed the post-merger integration planning and I am pleased to report that we have exceeded our cost synergy targets and formed a world-class organization that will be put in place after the merger. The combination of Enterprise and GulfTerra will create an incredible set of complementary midstream assets and businesses that will begin expanding services to customers and delivering value to our investors immediately. Over the long term, we are better positioned for growth than any other MLP and we are anxious to get started", Phillips concluded.

QUARTERLY SEGMENT RESULTS

The Natural Gas Pipelines and Plants segment produced performance cash flows of $83.9 million in the second quarter of 2004, a 7-percent increase from the $78.4 million generated during the same period a year ago. Volumes averaged 7,950 thousand dekatherms per day (Mdth/d) in the second quarter of 2004 compared with 7,830 Mdth/d in the second quarter of 2003. Segment highlights include increased performance on the Texas Intrastate pipeline system which was due to higher transportation fees, a reduction in system imbalances and improved operating efficiencies as compared to the same period in 2003. The Texas Intrastate pipeline system transported volumes of 3,298 Mdth/d during the second quarter 2004 compared to 3,407 Mdth/d in the same period last year. Lower volumes from South Texas were offset by higher volumes in North Texas from the expanding Barnett Shale development. In addition, offshore volumes increased on the Falcon Nest gas pipeline due to a full quarter of production from Pioneer's Harrier discovery that came online in the first quarter of 2004 and on the HIOS System from new deepwater production from ExxonMobil's Diana Hoover field.

The San Juan assets continued their strong contribution to performance cash flow benefiting from strong liquid prices and sustained high throughput though the San Juan gathering system of 1,255 Mdth/d compared to 1,241 Mdth/d in the same period last year. GulfTerra has hedged a portion of its exposure throughout 2004 to natural gas price changes relating to gathering activities in the San Juan Basin, whereby the partnership receives an average fixed price of $4.23 per MMBtu and pays a floating price based on the San Juan index on 30,000 million British thermal units (MMBtu) per day. Excluding the hedge impact, the partnership would have realized an additional $2.3 million of performance cash flows for the second quarter and $4.0 million for the six months ended June 30, 2004. In addition, GulfTerra has hedged its exposure through September 2004 to changes in natural gas liquids (NGLs) prices, whereby the partnership receives an average fixed price of $0.47 per gallon and pays a floating price based on the Oil Pricing Information Service (OPIS) average price for each month on 6,000 barrels per day. Excluding the hedge impact, the partnership would have realized an additional $2.4 million of performance cash flows for the second quarter and $4.6 million for the six months ended June 30, 2004.

The Oil and NGL Logistics segment, which includes GulfTerra's oil pipelines and NGL assets, generated performance cash flows of $13.3 million for the second quarter of 2004 compared with $12.9 million in the comparable 2003 period. Operating volumes were 288,769 barrels per day (Bbls/d) in the second quarter of 2004 compared with 276,123 Bbls/d in the second quarter of 2003 due to increased volumes from the partnership's Texas NGL transportation and fractionation assets. As a partial offset to these second quarter increases, the partnership did not receive distributions from its 36-percent owned Poseidon joint venture, as cash was retained to cover the capital requirements for the construction of the Front Runner oil pipeline project. The Front Runner oil pipeline was completed with a connection to the Murphy-operated spar platform, and first production is expected in the fourth quarter 2004.

The Natural Gas Storage segment reported $7.7 million of performance cash flows for the second quarter of 2004 compared with $8.1 million in the corresponding 2003 period. During the quarter, GulfTerra executed five year firm storage agreements with BP Energy Company for a total of 1.8 billion cubic feet (Bcf) of natural gas storage capacity at the Petal storage facility. The agreements represent all the available capacity for the current Petal storage expansion project, which is expected to be operational during the fourth quarter of 2004.

The Platform Services segment reported performance cash flows for the second quarter 2004 of $5.8 million compared with $6.3 million in the second quarter of 2003. Oil and natural gas platform volumes were 4,424 Bbls/d and 405 Mdth/d in the second quarter of 2004 compared with 4,762 Bbls/d and 319 Mdth/d in the second quarter of 2003. Lower platform revenues from our East Cameron 373 and Garden Banks 72 platforms were offset by increased contributions from the Falcon Nest platform. In June 2004, Pioneer tied in new production from its Tomahawk and Raptor fields to the Falcon Nest platform. Additionally, the Marco Polo tension leg platform was installed in the second quarter of 2004. The partnership's 50-percent owned joint venture, Deepwater Gateway, began receiving demand charges of $2.1 million per month in April 2004. First production across the platform and transportation in the related export pipelines occurred in July

2004. Gulfterra expects to receive distributions from Deepwater Gateway starting in 2005.

Other non-segment performance cash flows for the second quarter of 2004 were $3.3 million compared with $3.0 million in the second quarter of 2003. Other non-segment activities include the partnership's oil and natural gas production activities, which are continuing to be de-emphasized. The current quarter increase was primarily due to higher oil and natural gas prices offset by lower production volumes and the discontinuation of quarterly payments from El Paso Corporation related to certain partnership asset sales in 2001. GulfTerra received the final related quarterly payment of $2.0 million in March 2004.

The partnership's total capitalization at June 30, 2004, was $3.2 billion, consisting of $1.9 billion of debt and $1.3 billion of partners' capital, resulting in a debt to total capitalization ratio of 59.9 percent. Cash and cash equivalents were $33.4 million at June 30, 2004.

On July 21, 2004, GulfTerra declared a cash distribution of $0.71 per Common Unit for the period from April 1, 2004 through June 30, 2004. The distribution is payable on August 13, 2004 to unitholders of record at the close of business on July 30, 2004.

CONFERENCE CALL

GulfTerra has scheduled a conference call to discuss its financial results on Monday, August 2, 2004, at 11:30 a.m. Eastern Time, 10:30 a.m. Central Time. To participate, please dial (973) 935-2403 ten minutes prior to the call, or listen to a replay through August 9, 2004, by dialing (973) 341-3080 (code 4861673). A live webcast and audio replay of the call will be available online in the Investors section of our web site at www.gulfterra.com. Operating statistics and other data that will be referred to in the conference call are also available in the Investors section on our web site.

DISCLOSURE OF NON-GAAP FINANCIAL MEASURES

On March 28, 2003, Regulation G and related amendments to SEC disclosure rules became effective. The new rules cover press releases, conference calls, investor presentations, and one-on-one meetings with members of the financial community.

As a result of these new rules, we have modified the way we present certain financial measures, such as performance cash flows, in our SEC filings and other communications. We believe that our presentation complies with both the letter and spirit of the new regulations and augments our efforts to continue to provide full and fair disclosure to investors and the financial community. We will maintain on our Web site a reconciliation of all non-GAAP financial information that we disclose to the most directly comparable GAAP measures. To access the information, investors should click on the "Non-GAAP Reconciliations" link in the Investors section of our web site.

We use performance cash flows (which we formerly referred to as EBITDA) to evaluate the performance of our segments, determine how resources will be allocated and develop strategic plans. We define performance cash flows as earnings before interest, income taxes, depreciation and amortization and other adjustments. Historically our lenders and equity investors have viewed our performance cash flows measure as an indication of our ability to generate sufficient cash to meet debt obligations or to pay distributions. We believe that there has been a shift in investors' evaluation regarding investments in MLPs and they now put as much focus on the performance of an MLP investment as they do its ability to pay distributions. For that reason, we disclose performance cash flows as a measure of our segment performance.

We believe the performance cash flows measure is also useful to our investors because it allows them to evaluate the effectiveness of our business segments from an operational perspective, exclusive of the costs to finance those activities and depreciation and amortization, neither of which is directly relevant to the efficiency of those operations. This measurement may not be comparable to measurements used by other companies and should not be used as a substitute for net income or other performance measures.

Performance cash flows are not presented in accordance with generally accepted accounting principles and are not intended to be used in lieu of GAAP presentations of results of operations or cash flow provided by operating activities. Performance cash flows are presented because management uses them to evaluate operational efficiency, excluding taxes and financing costs, and believes performance cash flows provide additional information with respect to both the performance of the partnership's operations and the partnership's ability to meet future debt service requirements, capital expenditures, and working capital requirements. We also believe that debt holders commonly use performance cash flows to analyze our performance. A reconciliation of performance cash flows to net income for the periods presented is included in the tables attached to this release.

Performance cash flows, as presented in this release, the attached tables, and the Operating Statistics, which are also available in the Investors section of the web site at www.gulfterra.com, are calculated in the same manner as what we referred to in the past as EBITDA to allow a consistent comparison of the operating performance with that of prior periods.

GulfTerra Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets located both offshore and onshore. Offshore, the partnership operates natural gas and oil pipelines and platforms and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Onshore, GulfTerra is a leading operator of intrastate natural gas pipelines, natural gas gathering and processing facilities, natural gas liquids transportation and fractionation assets, and salt dome natural gas and natural gas liquids storage facilities. Visit GulfTerra Energy Partners on the web at www.gulfterra.com.

View the attached tables of financial information by clicking here.

View the attached table of operating statistics by clicking here.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------
This release includes forward-looking statements and projections. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors, including the integration of acquired businesses, pending merger with a subsidiary of Enterprise Products Partners, L.P., status of the partnership's greenfield projects, successful negotiation of customer contracts, and general economic and weather conditions in markets served by GulfTerra Energy Partners and its affiliates, could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

CONTACT
GulfTerra Energy Partners, L.P.
Andrew Cozby, Director, Investor Relations and MLP Finance
Office: (832) 676-5315
Fax: (832) 676-1671

                        GULFTERRA ENERGY PARTNERS, L.P.
          PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In millions; except per unit amounts)
                                  (Unaudited)

                                                                                QUARTER ENDED              SIX MONTHS ENDED
                                                                                   JUNE 30,                    JUNE 30,
                                                                         -------------------------     -------------------------
                                                                             2004          2003           2004           2003

Operating revenue                                                        $    225.3     $    237.1     $    445.6     $    467.2
                                                                         ----------     ----------     ----------     ----------
Operating expense
  Cost of natural gas, oil and other products                                  60.1           85.5          124.5          176.3
  Operation and maintenance                                                    52.0           48.6          100.5           89.2
  Depreciation, depletion and amortization                                     26.1           24.8           52.3           48.5
  (Gain)/loss on sale of long-lived assets                                     --              0.4           --              0.3
                                                                         ----------     ----------     ----------     ----------
                                                                              138.2          159.3          277.3          314.3
                                                                         ----------     ----------     ----------     ----------
Operating income                                                               87.1           77.8          168.3          152.9

Other income (loss)
  Earnings from unconsolidated affiliates                                       3.3            3.0            5.5            6.3
  Minority Interest                                                            --             (0.1)          --             (0.1)
  Other income                                                                 --              0.5            0.2            0.8
Interest and debt expense                                                     (26.7)         (31.9)         (54.7)         (66.3)
Loss due to payment of redemption premiums                                    (12.4)          --            (12.4)          --
Loss due to write-off of debt issuance costs, premiums and discounts           (3.9)          --             (3.9)          (3.8)
                                                                         ----------     ----------     ----------     ----------
Income before cumulative effect of accounting change                           47.4           49.3          103.0           89.8
Cumulative effect of accounting change                                         --             --             --              1.7
                                                                         ----------     ----------     ----------     ----------

Net income                                                               $     47.4     $     49.3     $    103.0     $     91.5
                                                                         ==========   ============   ============   ============
Net income allocation
    Series B unitholders                                                 $     --       $      3.9     $     --       $      7.8
                                                                         ==========   ============   ============   ============
    General partner
        Income before cumulative effect of accounting change             $     21.4     $     15.8     $     42.5     $     30.7
        Cumulative effect of accounting change                                 --             --             --             --
                                                                         ----------     ----------     ----------     ----------
                                                                         $     21.4     $     15.8     $     42.5     $     30.7
                                                                         ==========   ============   ============   ============
    Common unitholders
        Income before cumulative effect of accounting change             $     22.0     $     24.2     $     51.1     $     41.6
        Cumulative effect of accounting change                                 --             --             --              1.4
                                                                         ----------     ----------     ----------     ----------
                                                                         $     22.0     $     24.2     $     51.1     $     43.0
                                                                         ==========   ============   ============   ============
    Series C unitholders (a)
        Income before cumulative effect of accounting change             $      4.0     $      5.4     $      9.4     $      9.7
        Cumulative effect of accounting change                                 --             --             --              0.3
                                                                         ----------     ----------     ----------     ----------
                                                                         $      4.0     $      5.4     $      9.4     $     10.0
                                                                         ==========   ============   ============   ============
Basic net income per common unit
    Income before cumulative effect of accounting change                 $     0.37    $      0.50    $      0.86    $      0.90
    Cumulative effect of accounting change                                     --             --             --             0.03
                                                                         ----------     ----------     ----------     ----------
    Net income                                                           $     0.37    $      0.50    $      0.86    $      0.93
                                                                         ==========   ============   ============   ============
Diluted net income per common unit
    Income before cumulative effect of accounting change                 $     0.37    $      0.50    $      0.86    $      0.90
    Cumulative effect of accounting change                                     --             --             --             0.03
                                                                         ----------     ----------     ----------     ----------
    Net income                                                           $     0.37    $      0.50    $      0.86    $      0.93
                                                                         ==========   ============   ============   ============
Basic average number of common units outstanding                               59.6           48.0           59.3           46.0
                                                                         ==========   ============   ============   ============
Diluted average number of common units outstanding                             59.9           48.5           59.6           46.3
                                                                         ==========   ============   ============   ============
Distributions declared per common unit                                   $    0.710   $      0.675   $      1.420   $      1.350
                                                                         ==========   ============   ============   ============

----------
(a) Net income is allocated to the Series C units on an equal basis as the common units.

                         GULFTERRA ENERGY PARTNERS, L.P.
                PRELIMINARY SUMMARIZED BALANCE SHEET INFORMATION

                                  (In millions)
                                   (Unaudited)

                                                     JUNE 30,     DECEMBER 31,
                                                       2004          2003
                                                   ----------     ------------
       ASSETS
Current assets
  Cash and cash equivalents                        $     33.4      $     30.4
  Accounts and notes receivable, net                    165.1           158.0
  Other                                                  21.7            20.6
                                                   ----------      ----------
    Total current assets                                220.2           209.0

Property, plant and equipment, net                    2,930.0         2,894.5
Investments in unconsolidated affiliates                203.3           175.7
Other noncurrent assets                                  32.6            42.4
                                                   ----------      ----------
    Total assets                                   $  3,386.1      $  3,321.6
                                                   ==========      ==========

       LIABILITIES AND PARTNERS' CAPITAL

Current liabilities
  Accounts payable                                 $    148.9      $    168.1
  Current maturities of long-term debt                    5.0             3.0
  Other                                                  49.4            38.3
                                                   ----------      ----------
    Total current liabilities                           203.3           209.4

Credit facilities                                       955.5           679.0
Long-term debt                                          923.0         1,129.8
Other noncurrent liabilities                             42.1            49.0
                                                   ----------      ----------
    Total liabilities                                 2,123.9         2,067.2
                                                   ----------      ----------

Minority interest                                         1.8             1.8

Partners' capital                                     1,260.4         1,252.6
                                                   ----------      ----------
    Total liabilities and partners' capital        $  3,386.1      $  3,321.6
                                                   ==========      ==========

                         GULFTERRA ENERGY PARTNERS, L.P.
                  PRELIMINARY SUMMARIZED CASH FLOWS INFORMATION
                                  (In millions)
                                   (Unaudited)

                                                                          SIX MONTHS ENDED
                                                                              JUNE 30,
                                                                       ----------------------
                                                                         2004         2003
Cash flows from operating activities

  Net income                                                           $  103.0     $   91.5
  Cumulative effect of accounting change                                   --           (1.7)

  Adjustments to reconcile net income to net cash provided
   by operating activities                                                 61.2         59.8
  Working capital and other changes                                       (28.0)       (15.4)
                                                                       --------     --------
      Net cash provided by continuing operations                          136.2        134.2
                                                                       --------     --------

Cash flows from investing activities
                                                                       --------     --------
      Net cash used in investing activities                              (103.8)      (204.0)
                                                                       --------     --------

Cash flows from financing activities
                                                                       --------     --------
      Net cash (used in) provided by financing activities                 (29.4)        51.4
                                                                       --------     --------

  Increase (decrease) in cash and cash equivalents                          3.0        (18.4)
  Cash and cash equivalents at beginning of period                         30.4         36.1
                                                                       --------     --------
      Cash and cash equivalents at end of period                       $   33.4     $   17.7
                                                                       ========     ========

                         GULFTERRA ENERGY PARTNERS, L.P.
             RECONCILIATION OF PERFORMANCE CASH FLOWS TO NET INCOME

                                  (In millions)
                                   (Unaudited)


QUARTER ENDED JUNE 30, 2004

                                                               Natural Gas                 Natural
                                                              Pipelines and  Oil and NGL     Gas     Platform
                                                                 Plants       Logistics    Storage   Services    Other      Total
                                                              -------------  -----------   -------   ---------   ------   ---------
Net Income                                                                                                                $   47.4
Plus: Interest and debt expense                                                                                               26.7
      Loss due to payment of redemption premiums                                                                              12.4
      Loss due to write-off of debt issuance
        costs, premiums and discounts                                                                                          3.9
Earnings excluding interest and debt expense                     $  65.5     $  12.2       $  4.8     $  5.7     $  2.2       90.4
Plus: Depreciation, depletion and amortization                      18.2         2.5          2.9        1.4        1.1       26.1
      Cash distributions in excess of (less than)
        earnings from unconsolidated affiliates                      0.2        (1.4)        --         (1.3)      --         (2.5)
                                                                --------       -------      -------    -------   ------   --------
Performance Cash Flows                                           $  83.9     $  13.3       $  7.7     $  5.8     $  3.3   $  114.0
                                                                ========       =======      =======    =======   ======   ========


QUARTER ENDED JUNE 30, 2003

                                                               Natural Gas                 Natural
                                                              Pipelines and  Oil and NGL     Gas     Platform
                                                                 Plants       Logistics    Storage   Services    Other      Total
                                                              -------------  -----------   -------   ---------   ------   ---------
Net Income                                                                                                                $   49.3
Plus: Interest and debt expense                                                                                               31.9
Earnings excluding interest and debt expense                     $  60.8       $  10.6       $  5.2     $  4.9   $ (0.3)      81.2
Plus: Depreciation, depletion and amortization                      17.1           2.2          2.9        1.4      1.2       24.8
      minority interest expense                                      0.1          --           --         --       --          0.1
      Cash distributions in excess of earnings from
        unconsolidated affiliates                                    0.4           0.1         --         --       --          0.5
      Net cash payment received from El Paso Corporation            --            --           --         --        2.1        2.1
                                                                --------       -------      -------    -------   ------   --------
Performance Cash Flows                                           $  78.4       $  12.9       $  8.1     $  6.3   $  3.0   $  108.7
                                                                ========       =======      =======    =======   ======   ========


SIX MONTHS ENDED JUNE 30, 2004

                                                               Natural Gas                 Natural
                                                              Pipelines and  Oil and NGL     Gas     Platform
                                                                 Plants       Logistics    Storage   Services    Other      Total
                                                              -------------  -----------   -------   ---------   ------   ---------
Net Income                                                                                                                $  103.0
Plus: Interest and debt expense                                                                                               54.7
      Loss due to payment of redemption premiums                                                                              12.4
      Loss due to write-off of debt issuance costs,
        premiums and discounts                                                                                                 3.9
Earnings excluding interest and debt expense                    $  129.9       $  18.4      $  10.9    $  10.6   $  4.2      174.0
Plus: Depreciation, depletion and amortization                      35.6           5.6          5.8        2.8      2.5       52.3
      Cash distributions in excess of (less than)
        earnings from unconsolidated affiliates                      0.4          (3.2)        --         (1.2)    --         (4.0)
      Net cash payment received from El Paso Corporation            --            --           --         --        2.0        2.0
                                                                --------       -------      -------    -------   ------   --------
Performance Cash Flows                                          $  165.9       $  20.8      $  16.7    $  12.2   $  8.7   $  224.3
                                                                ========       =======      =======    =======   ======   ========

SIX MONTHS ENDED JUNE 30, 2003

                                                               Natural Gas                 Natural
                                                              Pipelines and  Oil and NGL     Gas     Platform
                                                                 Plants       Logistics    Storage   Services    Other      Total
                                                              -------------  -----------   -------   ---------   ------   ---------
Net Income                                                                                                                $   91.5
Plus: Interest and debt expense                                                                                               66.3
      Loss due to write-off of debt issuance costs                                                                             3.8
Less: Cumulative effect of accounting change                                                                                  (1.7)
      Earnings excluding interest and debt expense              $  121.9       $  18.7      $   9.2    $   7.9   $  2.2      159.9
Plus: Depreciation, depletion and amortization                      33.6           4.4          5.9        2.6      2.0       48.5
      Minority interest expense                                      0.1          --           --         --       --          0.1
      Cash distributions in excess of earnings from
        unconsolidated affiliates                                    0.6           1.4         --         --       --          2.0
Net cash payment received from El Paso Corporation                  --            --           --         --        4.1        4.1
                                                                --------       -------      -------    -------   ------   --------
Performance Cash Flows                                          $  156.2       $  24.5      $  15.1    $  10.5   $  8.3   $  214.6
                                                                ========       =======      =======    =======   ======   ========


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